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                                     EXHIBIT 3

                                   TERMINATION OF
                                  CREDIT AGREEMENT
                                        AND
                                 SECURITY AGREEMENT



     This Termination of Credit Agreement and Security Agreement, each dated August 12, 1998 by and between Abbott Laboratories, an Illinois corporation ("Abbott"), and Micro Therapeutics, Inc., a Delaware corporation ("MTI"), is dated this 21st day of May 1999.

                                      RECITALS

     A. MTI and Abbott entered into that certain Convertible Subordinated Note Agreement, dated August 12, 1998, in which (i) MTI executed a 5% Convertible Subordinated Note, due August 19, 2003 in the principal amount of $5 million, convertible into shares of the Common Stock of MTI (the "First Note"), and
(ii) Abbott and MTI entered into that certain Credit Agreement, dated August 12, 1998 (the "Credit Agreement"), in which Abbott agreed to loan, and has since loaned, $5 million to MTI pursuant to a 5% Convertible Credit Facility Note dated November 9, 1998, convertible into shares of the Common Stock of MTI (the "Second Note" and with the First Note, the "Notes").

     B. In connection with the execution and delivery of the First Note and to secure the obligations of MTI to Abbott pursuant to the Credit Agreement, MTI and Abbott executed a Security Agreement, dated August 12, 1998 (the "Security Agreement").

     C. Abbott and MTI have agreed to cause the conversion of the Notes and wish to terminate the Credit Agreement and the Security Agreement concurrent with such conversion.

     NOW, THEREFORE, the parties agree as follows:

     1. TERMINATION OF CREDIT AGREEMENT AND SECURITY AGREEMENT. The Credit Agreement and the Security Agreement shall hereby terminate and be of no force or effect upon the conversion of the Notes including the receipt by Abbott of the number of shares of Common Stock of MTI to which Abbott is entitled pursuant to the Notes (the "Conversion Certificates").

     2. EXECUTION AND FILING OF TERMINATION STATEMENT. Upon receipt of the Conversion Certificates, Abbott shall execute and deliver to MTI for filing a Termination Statement on Form UCC-2 for the purpose of terminating the filed Financing Statement evidencing Abbott's security interest in certain assets of MTI pursuant to the Credit

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Agreement.

     3. CONVERSION. Abbott shall convert the First Note pursuant to a delivery of a Notice of Conversion, a further copy of which is attached hereto, and MTI shall convert the Second Note, pursuant to a Notice of Conversion, a further copy of which is attached hereto.


     4. MTI REPRESENTATION AND COVENANT. MTI represents, warrants and covenants to Abbott that (i) the transactions contemplated by the letter dated April 30, 1999 (the "Letter"), from Sean E. Murphy, Divisional Vice President, Hospital Products Division of Abbott, addressed to Harold A. Hurwitz, Chief Financial Officer of MTI, have been approved by the Board of Directors of MTI, and (ii) in consideration of the conversion of the Notes, MTI will not cause Abbott to purchase additional shares of MTI Common Stock contemplated by the Letter (the "MTI Put") to the extent that the exercise of the MTI Put will cause Abbott to become the record holder of more than 14.9% of the outstanding voting stock of MTI, unless the purchase of such shares have been approved by the Board of Directors of MTI prior to the date of such MTI Put for the purpose of
Section 203 of the Delaware General Corporation Law, such that at the date of the MTI Put, neither Abbott nor any of Abbott's affiliates will be subject to the restrictions set forth in said Section 203 with respect to MTI. A certified copy of the resolution or consent evidencing the approval called for above will be provided to Abbott prior to MTI exercising the MTI Put, causing Abbott to become the record holder of more than 14.9% of the outstanding voting stock of MTI.

     5. EXECUTION IN COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, MTI and Abbott have caused this Termination to be executed by duly authorized officers of such corporations.


                                        ABBOTT LABORATORIES,
                                        an Illinois corporation


                                        By:
                                           ---------------------------------

                                        Its:
                                           ---------------------------------


                                             MICRO THERAPEUTICS, INC.,
                                             a Delaware corporation



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                                        By:
                                           ---------------------------------

                                        Its:
                                           ---------------------------------